Exhibit 5.1

425 MARKET STREET	morrison & foerster llp

SAN FRANCISCO	new york, san francisco,
CALIFORNIA 94105-2482	los angeles, palo alto,
san diego, washington, d.c.

TELEPHONE: 415.268.7000	denver, northern virginia,
FACSIMILE: 415.268.7522	sacramento, walnut creek

tokyo, london, beijing,
shanghai, hong kong,
WWW.MOFO.COM	singapore, brussels
March 3, 2010
Mindspeed Technologies, Inc.
4000 MacArthur Boulevard, East Tower
Newport Beach, California 92660-3095
Re:     Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to Mindspeed Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Additional Registration Statement”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of up to $3,052,500 of shares of the Company’s common stock, par value $0.01 per share, which at an offering price of $7.25 per share constitutes 421,034 shares (the “Shares”). The Additional Registration Statement incorporates by reference the Registration Statement on Form S-3 (File No. 333-160322) (the “Original Registration Statement”) originally filed with the Commission on June 30, 2009 and declared effective on July 10, 2009 and the related prospectus included therein (the “Prospectus”). All of the Shares are to be sold by the Company as described in the Original Registration Statement, the Prospectus, and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Restated Certificate of Incorporation of the Company, as amended through the date hereof; (ii) the Amended and Restated Bylaws of the Company, as amended through the date hereof; (iii) certain resolutions of the Board of Directors (the “Board”) of the Company and the Offering Committee of the Board, relating to the issuance, sale and registration of the Shares; (iv) the Registration Statement; and (v) the Prospectus. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination. With respect to certain factual matters, we have relied upon certificates of officers of the Company.
Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Original Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.
We express no opinion as to matters governed by any laws other than the substantive laws of the State of California and the General Corporation Law of the State of Delaware in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Additional Registration Statement and to reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
Very truly yours,
/s/ Morrison & Foerster LLP